CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Floating Rate Internotes® Due January 15, 2008	$50,000,000	$5,350.00

TOTAL		$5,350.00

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $5,350.00 registration fee with respect to the $50,000,000 Floating Rate Internotes® Due January 15, 2008 offered by means of this pricing supplement against those registration fees carried forward, and $90,526.49 of the registration fees carried forward remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 135 Dated June 20, 2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Interest Payment Frequency	Maturity Date	Coupon Type	Interest Rate Basis	Index Maturity	Spread
74432APS3	$50,000,000.00	100.000%	0.050%	$49,975,000.00	07/17/2006 and monthly on the 15th thereafter.	01/15/2008	Floating Rate Note	2yr CMS	2 years	-12.00

CUSIP Number	Interest Reset Dates	Maximum Interest Amount	Minimum Interest Amount	1st Coupon Date	1st Coupon Amount	Day Count Basis	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432APS3	07/17/2006 and monthly on the 15th thereafter	N/A	0.00%	07/17/2006	N/A	30/360 unadjusted	YES	Senior Unsecured Notes	A3	A

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

Prudential Financial, Inc.

Offering Dates: June 20, 2006 through June 20, 2006

Trade Date: Tuesday, June 20, 2006 @12:00 PM ET

Settlement Date: Thursday, July 06, 2006

Minimum Denomination/Increments:

$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS:

DTC Book Entry only

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial Retail

Medium-Term Notes, including Prudential

Financial InterNotes®

Prospectus dated March 16, 2006 and the

Prospectus Supplement dated March 16, 2006

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any
note is not a Business Day (as defined in the Prospectus),
principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from,
and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be
represented by a master global note in fully registered
form, without coupons. The master global note will be
deposited with, or on behalf of, DTC and registered in the
name of a nominee of DTC, as depository, or another
depository as may be named in a subsequent pricing
supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved